                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


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                          Premark International, Inc.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                          Premark International, Inc.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

PREMARK INTERNATIONAL LOGO
Premark International, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015

                                                                  March 24, 1998

To Our Shareholders:

     You are invited to attend the Company's annual meeting of shareholders to be held on Wednesday, May 6, 1998 at The O'Hare Hilton hotel located at O'Hare International Airport, Chicago, Illinois 60666. The meeting will begin at 11:00 a.m.

     The attached notice of meeting and proxy statement describe the business to be conducted. We will also report on the current activities of the Company, and you will have an opportunity to ask questions.

     Warren Batts retired in September after serving as Chairman and Chief Executive Officer since the inception of Premark in 1986. Warren is a true leader whose guidance was a major contributor to the success of Premark. I would like to take this opportunity to sincerely thank Warren for his tireless and dedicated service to all constituents of the Company.

     Whether or not you plan to attend the meeting, we urge you to sign the enclosed proxy card and return it as soon as possible so that your shares will be represented.

                                          Sincerely,

                                          James M. Ringler

                                          JAMES M. RINGLER
                                          Chairman of the Board,
                                          Chief Executive Officer and President

[Premark Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1998 annual meeting of shareholders of Premark International, Inc. will be held at The O'Hare Hilton hotel located at O'Hare International Airport, Chicago, Illinois 60666, on Wednesday, May 6, 1998 at 11:00 a.m., to consider and vote upon:

     1. The election of two directors for the term expiring at the 1999 annual meeting, and one director for the term expiring at the 2001 annual meeting;

     2. The proposal to ratify the appointment of independent auditors for the fiscal year ending December 26, 1998; and

     3. Such other business as may properly come before the meeting and any adjournment thereof.

     The above matters are discussed in more detail in the attached proxy statement.

     Please complete and sign the enclosed proxy card and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted, whether or not you attend the meeting.

     If your shares are held in your name and you plan to attend the meeting, please check your proxy card in the space provided. Your admission ticket will be mailed. If your shares are not registered in your name, but are held by an institution, such as a brokerage firm, bank or trust fund, please advise that institution that you wish to attend, and they will provide you with information needed for admission.

                                          By order of the Board of Directors,

                                          JOHN M. COSTIGAN
                                          JOHN M. COSTIGAN
                                          Secretary

March 24, 1998

Premark Logo

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Premark International, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 6, 1998 and at any adjournment thereof. This proxy statement and the enclosed proxy card are being mailed on or about March 24, 1998.

VOTING AT THE MEETING

     The Board of Directors (the "Board") fixed the close of business on March 9, 1998 as the record date for determining shareholders entitled to vote at the meeting. On that date there were 61,958,474 shares of the Company's common stock outstanding, each of which will be entitled to one vote. A majority of the shares entitled to vote at the meeting will constitute a quorum.

     Shares will be voted in accordance with your instructions on a properly signed proxy card. If no instructions are indicated, your shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company. The Company has appointed an officer of Norwest Bank Minnesota, N.A., transfer agent for the Company, to act as tabulator of the votes, and Gregory J. Mancuso, Assistant General Counsel and Assistant Secretary of the Company, to act as inspector of the vote at the meeting.

     The Company's By-laws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors. Broker non-votes and abstentions will not be treated as votes cast at the meeting.

1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The Board is divided into three classes of directors. At each annual meeting members of one class, on a rotating basis, are elected for a three-year term; however, at this meeting directors in two classes have been nominated.

     Ruth M. Davis and Lloyd C. Elam have been nominated for the term expiring at the 1999 annual meeting. The abbreviated term is in keeping with the Company's policy on directors which provides that non-employee directors shall retire at the annual meeting following attainment of age 70.

     John B. McKinnon has been nominated for the term expiring at the 2001 annual meeting.

     Unless otherwise specified, proxy votes will be cast for the election of all of the nominees. If any nominee should be unavailable for election, resign or withdraw, the Board has authority to reduce the number of directors or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Should other vacancies occur, the Board has authority to elect other candidates. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement.

     Information concerning the nominees and continuing directors is as follows:

NOMINEES FOR ELECTION AS DIRECTORS

- FOR THE TERM EXPIRING IN 1999:

     RUTH M. DAVIS, PH.D., President and Chief Executive Officer of The Pymatuning Group, Inc., a technology management services firm. Dr. Davis is Chairman of the Board of Trustees of the Aerospace Corporation and a Trustee of Consolidated Edison Company of New York. Directorships: Air Products and Chemicals, Inc., BTG, Inc., Ceridian Corporation, Principal Mutual Life Insurance Company, Sprint Corporation, Tupperware Corporation and Varian Associates. Age 69. First elected: 1986.

     LLOYD C. ELAM, M.D., retired Distinguished Professor of Meharry Medical College, having also served as its Chancellor and President. Directorships:
Merck & Co., Inc. and Tupperware Corporation. Age 69. First elected: 1986.

- FOR THE TERM EXPIRING IN 2001:

     JOHN B. MCKINNON, retired Dean of the Babcock Graduate School of Management, Wake Forest University. Directorships: MedCath, Inc., Ruby Tuesday, Inc. and Morrison Healthcare, Inc. Age 63. First elected: 1986.

DIRECTORS CONTINUING IN OFFICE:

     HARRY W. BOWMAN, former Chairman of the Board, President and Chief Executive Officer of Outboard Marine Corporation, a manufacturer of marine products and accessories, February 1995 to September 1997. Mr. Bowman served with Whirlpool Corporation as President, Whirlpool Europe from 1992 to 1994 and then its Executive Vice President. Term expires in 1999. Age 55. First elected:
1997.

     W. JAMES FARRELL, Chairman and Chief Executive Officer of Illinois Tool Works Inc., a multi-national manufacturer of highly engineered fasteners, components, assemblies and systems. Mr. Farrell served as Illinois Tool Works' President and Chief Executive Officer in 1995 and 1996 and its Executive Vice President prior to that time. Directorships: Illinois Tool Works Inc., Hon Industries, Inc., Morton International, Inc. and The Quaker Oats Co. Term expires in 1999. Age 55. First elected: 1996.

     RICHARD S. FRIEDLAND, former Chairman of the Board and Chief Executive Officer of NextLevel Systems, Inc., a worldwide supplier of communication networks created by the three-way split of General Instrument Corporation, from July 1997 to October 1997, having previously served as Chairman of the Board and Chief Executive Officer of General Instrument Corporation from 1995 to 1997, its President and Chief Operating Officer from 1993 until 1995 and Chief Financial Officer from 1992 to 1994. Term expires in 2000. Age 47. First elected: 1997.

     DAVID R. PARKER, Chairman of ProSource, Inc., a leading food-service distribution company, since 1992. Previously, Mr. Parker served in various executive positions with Ryder System, Inc. Directorship: Tupperware Corporation. Term expires in 2000. Age 54. First elected: 1990.

     JAMES M. RINGLER became Chairman of the Board of the Company in October 1997 and has served as the President and Chief Executive Officer of the Company since 1996. Prior to that he served as the Company's President and Chief Operating Officer and its Executive Vice President and President of its Food Equipment Group. Directorships: Reynolds Metals Company and Union Carbide Corporation. Term expires in 2000. Age 52. First elected: 1990.

     JANICE D. STONEY retired in 1992 as Executive Vice President, Total Quality System, US WEST Communications, Inc., a communications company and an affiliate of US WEST, Inc. Directorships: Guarantee Life Insurance Co. and Whirlpool Corporation. Term expires in 1999. Age 57. First elected: 1989.

BOARD COMMITTEES

     The AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE, which held four meetings in 1997, reviews the scope and results of the independent audit, recommends independent auditors to the Board, approves services and fees of independent auditors and reviews internal control systems and accounting policies. The Committee also reviews the Company's adherence to both the spirit and letter of the law, including the areas of employee safety and health and environmental responsibility, and recommends corporate policies with respect to affirmative action, equal employment opportunity and similar issues of social significance. It also reviews employee benefit plan investment performance and policies.

     The Committee charter provides that its membership be composed solely of directors who are not employees of the Company or any of its subsidiaries. Members are Mr. Parker (Chairperson), Dr. Davis, and Messrs. Farrell and McKinnon.

     The COMPENSATION AND DIRECTORS COMMITTEE, which held four meetings in 1997, identifies, reviews qualifications of and recommends candidates to the Board for election as directors and acts on other matters pertaining to Board membership. The Committee will consider recommendations by shareholders of candidates for Board membership. See "Other Matters" appearing later in this proxy statement for procedures for shareholder nominations. The Committee also evaluates the performance of senior management, including the Chief Executive Officer, and makes compensation recommendations to the Board. It directs the administration of the management incentive plans and appoints members of senior management responsible for the design, funding and administration of employee benefit plans.

     The Committee charter provides that its membership be composed solely of directors who are not employees of the Company or any of its subsidiaries. Members are Mrs. Stoney (Chairperson), Mr. Bowman, Dr. Elam, and Mr. Friedland.

     The EXECUTIVE COMMITTEE, which did not meet in 1997, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Mr. Ringler (Chairperson), Dr. Davis and Messrs. Farrell and McKinnon.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

     Six Board meetings and eight regular committee meetings were held in 1997. All of the current directors attended 100% of the meetings of the Board and committees on which he or she served, except for one director who attended 87.5% of such meetings.

     The Board appointed a special committee to consider the acquisition of Eurocatering S.p.A. It held one meeting, and no additional fees were paid for service on this committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Directors who are also employees of the Company receive no additional compensation for service on the Board.

     Each non-employee director receives an annual retainer of $26,000. Additionally, the Chairperson of each Board Committee receives a $4,000 annual retainer, and the other committee members receive $2,000 annual retainers. A $1,500 fee is also paid for each Board and regular committee meeting attended.

     Non-employee directors may defer payment of all or part of the retainer and attendance fees, in which event interest would be credited to the deferred amount at the prime rate. No director has elected to defer fees. Under the Company's Director Stock Plan, non-employee directors may elect to receive their annual retainers in cash or in shares of Company common stock, or they may elect to apply the retainer toward a reduced price on stock options. The Plan also provides for the grant of 1,000 shares of Company common stock to each new non-employee director after three months of service on the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of December 31, 1997 beneficial owners known to own more than 5% of the Company's common stock, its only class of outstanding voting securities, are as follows:

                    NAME AND ADDRESS OF                         AMOUNT AND NATURE OF       PERCENT
                      BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP       OF CLASS
                    -------------------                         --------------------       --------
Bankers Trust New York Corporation..........................         10,995,349(1)          17.75%
One Bankers Trust Plaza
New York, New York 10006
Harris Associates L.P.......................................          6,789,910(2)          10.87%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790
Loomis, Sayles & Company, L.P...............................          3,587,280(3)           5.78%
One Financial Center
Boston, Massachusetts 02111

---------------
(1) Bankers Trust New York Corporation and its wholly-owned subsidiary, Bankers Trust Company (the "Bank"), act as trustees for various employee benefit plan trusts and as investment advisors. The Bank has sole voting power with respect to 177,350 shares, and sole investment power with respect to 525,828 shares. The Bank serves as the Trustee of the Premark International, Inc. Master Defined Contribution Trust which holds 10,469,521 shares. These shares are held for the individual accounts of approximately 7,272 employees of the Company who participate in the Premark stock fund in Company-sponsored plans. The Trustee must solicit and follow voting instructions from the participants. For shares not instructed and shares not yet allocated to participant accounts, the Trustee, in accordance with the terms of the trust, will vote the shares in the same proportion as the Trustee has been instructed to vote by the participants.

(2) Harris Associates L.P. has sole investment power with respect to 5,345,410 shares, shared investment power with respect to 1,444,500 shares and shared voting power with respect to 6,789,910 shares. Harris is an investment management firm that provides services to institutional and individual clients.

(3) Loomis, Sayles & Company, L.P. is an investment management firm that provides services to institutional and individual clients. Loomis has shared voting power with respect to 1,950 shares, shared investment power with respect to 3,587,280 shares and sole voting power with respect to 1,991,590 shares.

REPORT OF THE COMPENSATION AND DIRECTORS COMMITTEE ON EXECUTIVE COMPENSATION

     In 1997, the Committee met four times to review, evaluate, and approve compensation and benefit matters affecting senior executives of the Company. The Committee determines compensation packages for the Chief Executive Officer ("CEO")and other executive officers of the Company and recommends such compensation packages to the Board for decision.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee's philosophy on executive compensation is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more than competitive total compensation for performance exceeding financial goals, and less than competitive total compensation for performance below financial goals. The leveraged incentive system consists of annual and long-term cash incentive compensation, and stock compensation consisting primarily of stock options.

     The executive compensation program is designed to achieve two principal objectives: to be competitive so the Company can attract, motivate and retain talented executives and to align the interests of the Company's executives with shareholders by having a significant portion of compensation vary with Company and/or business unit performance.

     The Committee evaluates compensation competitiveness by reviewing annually a variety of compensation survey data furnished by independent compensation consulting firms. The data include predicted market values for salaries, bonuses, total cash compensation, stock options and various other long-term incentives provided by companies with whom the Company may compete for executive talent. The companies whose data are represented in these various surveys include companies of varying sizes and performance levels, and are not the same companies that comprise the comparator group index in the Performance Graph included in this proxy statement. The Committee believes that the Company's competitors for executive talent are not confined to those companies that would be included in a comparator group established for comparing shareholder returns.

     Based on an assessment supplied by an independent compensation consulting firm, the Committee believes that the Company's compensation program for senior executives has the following characteristics that align executive interest with long-term shareholder value creation:

     -- Emphasizes "at risk" pay such as bonuses, stock options and long-term incentives.

     -- Emphasizes long-term compensation such as stock options and long-term incentives.

     -- Rewards financial results rather than individual performance against individual objectives.

     Section 162(m) of the Internal Revenue Code places limits on the tax deductibility of compensation paid to certain senior officers unless certain requirements are met. The Company's executive compensation programs and the actions of the Committee have been structured to comply with Section 162(m). However, the Committee reserves the right to forego deductibility if in its discretion it believes a particular compensation program or payment is consistent with the overall best interests of the Company and its shareholders.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of two key elements:
1) annual components, i.e., base salary and short-term incentive, and 2) long-term components, i.e., long-term incentive and stock options. The policies with respect to each of these elements, as well as the basis for determining the compensation of the CEO, are described below.

BASE SALARIES

     In establishing the salary ranges of the CEO and the other executives named in the Summary Compensation Table (the "Named Officers"), the Committee considers the competitive data described earlier. Range midpoints are set at approximately the 50th percentile (median) of the market. Within those ranges, individual salaries vary based upon an individual's work experience, past performance and future potential, level of responsibility, impact on the business, and tenure. Base salaries for newly-hired executives are determined at time of hire taking into account the above factors other than tenure. The CEO receives salary increase consideration at approximately 18 month intervals, while other senior executives receive salary increase consideration at 12-15 month intervals.

     Individual salary increases are based on the performance of the individual executives and on the overall performance of the Company in the case of the CEO. Salary adjustments for the CEO and the other Named Officers are subject to approval by the full Board, based upon the recommendation of the Committee.

     The salaries of the executive officers as a group are, on average, 103.6% of the predicted medians of the survey data referred to previously.

SHORT-TERM INCENTIVES

     The Company's annual cash incentive program for executives is based entirely on financial performance and is designed to promote the annual objectives of the organization. Financial objectives are subject to review and approval by the Committee at the beginning of each year.

     Participants include the CEO, the other Named Officers, and other management employees whose contributions directly influence annual financial results. The CEO's and the other Named Officers' target incentive opportunities are subject to Committee review and approval annually and are established as a percentage of salary based on job level, impact on results, and the competitive data referred to previously. The CEO's and other Named Officers' targets range from 45% to 65% of base salary, and awards calculated on financial performance range from 0% to 200% of target.

     For 1997, business units were required to meet a prescribed working capital turnover threshold to qualify for any incentive award. Adjusted net income was the financial measure for all executive level business unit incentives (including those for Messrs. Deering and Reeb). Net income was adjusted (credited or charged) to the extent average working capital exceeded or fell below the working capital targets. Messrs. Deering and Reeb achieved 161% and 200% of their targets respectively.

     Net income was the measure for the corporate office staff, including Messrs. Ringler, Skatoff and Costigan. Because the Company achieved 164% of its net income goal, the awards to Messrs. Ringler, Skatoff and Costigan were equal to 164% of those executives' targets. The average percentage award to the Named Officers' was 171% of target.

LONG-TERM INCENTIVES

     The Company's long-term incentive program is predicated entirely on financial performance, and is designed to promote the long-term objectives of the organization, and to serve as a retention incentive.

     Participants include the CEO and the other Named Officers as well as key employees who are in a position to make substantial contributions to the accomplishment of long-term financial objectives. Each participant's target incentive opportunity is established as a percentage of salary, and is based on job level, impact on results, and the competitive data referred to previously.

     For the 1995-1997 long-term incentive program, the CEO's and the other Named Officers' targets ranged from 22.5% to 32.5% of base salary, and awards calculated on financial performance ranged from 0% to 300% of target.

     Segment profit was the measure for the long-term incentive plan for the corporate office. Economic value added (net operating profit after taxes, less a capital charge) as well as segment profit were considered by the Committee in determining awards at the business unit level. Consideration of economic value added did not have a significant impact on the amount of awards and resulted in no change in the individuals receiving awards. Mr. Reeb achieved 63% of his target. Because the Company and Food Equipment Group did not achieve financial goals, Messrs. Ringler, Skatoff, Costigan and Deering did not receive awards under the long-term incentive plan.

     Financial objectives are subject to review and approval by the Committee at the beginning of each performance period. For the three-year program that began January 1, 1997, segment profit was the financial measure for all business units and the corporate office.

ADMINISTRATION OF SHORT AND LONG-TERM INCENTIVE PLANS

     The Committee verifies the actual performance achieved as a precondition to approving award payouts, and reserves the right to interpret financial results, and to determine the proper treatment of changes in accounting standards, non-recurring unusual events, and capital gains and losses. In the cases of the CEO and the other Named Officers, awards are calculated so as to exclude the effects of such items. The Committee's discretion is limited to reducing or withholding awards.

STOCK OPTIONS

     The grant of stock options to key employees encourages equity ownership and closely aligns management interest with the interests of shareholders. Because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options also provide an incentive to remain with the Company long term. The Company has guidelines regarding the ownership of designated levels of Company stock by senior management.

     Stock options are granted annually to the CEO and the other Named Officers, and to other key employees having strategic impact on product, staffing, technology, pricing, investment or policy matters. The aggregate number of options granted and each individual grant to the CEO and the other Named Officers are based on competitive norms derived from the survey data referred to previously, and are subject to Committee approval. The competitive norms include grant size data (number of shares times exercise price) for companies granting options in conjunction with one or more additional long-term incentive programs. The size of the annual 1997 grants for the executive officers as a group approximates the median of the competitive norms.

RESTRICTED STOCK

     The Company no longer makes grants of restricted stock as part of its regular long-term incentive program, but may, subject to Committee approval, in certain special circumstances such as a retention or performance incentive, or as compensation for the forfeited value of incentive or stock awards at a previous employer. The Company awarded restricted stock to thirteen key executives in 1996 as a retention incentive after the spin-off of Tupperware Corporation.

CORPORATE PERFORMANCE & CEO PAY

     With the retirement of Warren L. Batts, Mr. Ringler was named Chairman of the Board in addition to his positions as Chief Executive Officer and President. The Board increased his salary from $600,000 to $675,000. As of December 1997, Mr. Ringler's salary approximates the predicted median of the survey data referred to previously.

     Based upon a comparison of Mr. Ringler's annual compensation package (salary plus annual bonus) with the compensation packages of the CEO's in the competitive data referred to previously, Mr. Ringler's compensation opportunity at target is 4% less than the predicted market median.

     In 1997, the Company had record net income from continuing operations (excluding the fourth quarter restructuring charge) of $117.3 million, an increase of 23% from 1996's $95.3 million. Based on these financial results, Mr. Ringler earned an annual incentive award of $719,550 (164% of target), down 8% from $780,000 in 1996. Because the Company did not meet its goal under the 1995-1997 long-term incentive plan, Mr. Ringler did not receive an award under this plan.

     The Committee granted 100,000 option shares to Mr. Ringler, taking into consideration the scope of his responsibility, competitive awards granted to CEO's at like-sized organizations, the number of options previously granted to Mr. Ringler, and Company performance. The Committee believes this option award to be slightly above average for CEOs of like-sized organizations.

     Under the Company's executive compensation program, the total compensation ultimately attainable by executive officers depends to a significant degree on consistent achievement of financial objectives established by the Committee. The Committee believes that the CEO and other executive officers are being appropriately compensated in a manner that relates to financial performance and in the shareholders' long-term interests.

COMPENSATION AND DIRECTORS COMMITTEE

Janice D. Stoney -- Chairperson
Lloyd C. Elam
Harry W. Bowman
Richard S. Friedland

                     CUMULATIVE TOTAL SHAREHOLDER RETURN(1)
                      DECEMBER 1992 THROUGH DECEMBER 1997

                             [PERFORMANCE GRAPH]

(1) The graph compares the performance of the Company's common stock to the Standard & Poor's 500 Stock Index and to the Value Line Diversified Company VIndustry Index at December 31st of each year. It assumes the value of the investment in the Company's common stock and each index was $100 at December 31, 1992 and that all dividends were reinvested, including the value of Tupperware Corporation stock distributed on May 31, 1996. As a diversified manufacturer and seller of a broad line of consumer and commercial products, the Company is not easily categorized with other more specific industry indices. Further, many of the companies with which the Company competes are private and peer group comparative data are not available. Past performance is not necessarily an indication of future performance.

SUMMARY COMPENSATION TABLE

     The table sets forth the annual and long-term compensation, attributable to all service in the fiscal years 1997, 1996 and 1995, paid to or deferred by (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company at the end of the year (the "Named Officers"):

                                                                                    LONG-TERM COMPENSATION
                                                                            ---------------------------------------
                                        ANNUAL COMPENSATION                           AWARDS              PAYOUTS
                          -----------------------------------------------   --------------------------   ----------
                                                                OTHER       RESTRICTED
                                                                ANNUAL        STOCK       SECURITIES        LTIP
   NAME AND PRINCIPAL             SALARY                     COMPENSATION     AWARDS      UNDERLYING      PAYOUTS
        POSITION          YEAR    ($)(1)       BONUS($)          ($)          ($)(3)      OPTIONS(#)        ($)
   ------------------     ----    ------       --------      ------------   ----------    ----------      -------
JAMES M. RINGLER........  1997   $631,250      $719,550              --            --       100,000              --
  Chairman of the
  Board,................  1996    579,359      780,000               --      $610,000       240,000      $1,170,000
  Chief Executive
  Officer...............  1995    525,000      229,295               --            --       108,460(4)           --
  and President
JOHN M. COSTIGAN........  1997    275,000      206,640               --            --        18,000              --
  Senior Vice
  President,............  1996    270,000      243,000               --       152,500        40,000         364,500
  General Counsel.......  1995    270,000       92,097               --            --        37,923(4)           --
  & Secretary
JOSEPH W. DEERING.......  1997    356,000      286,580               --            --        30,000              --
  Group Vice
  President.............  1996    352,667       75,000(2)            --       335,500        85,000         534,000
  and President, Food...  1995    336,000      254,352               --            --        46,266(4)           --
  Equipment Group
WILLIAM R. REEB.........  1997    286,250      290,000               --            --        30,000          45,820
  Corporate Vice........  1996    242,514      367,500(2)            --       244,000        60,000         367,500
  President and.........  1995    215,000       26,875               --            --        29,200(4)           --
  President and COO,
  Wilsonart
LAWRENCE B. SKATOFF.....  1997    322,000      264,040               --            --        18,000              --
  Senior Vice
  President.............  1996    322,000      322,000               --       152,500        40,000         483,000
  and Chief Financial...  1995    317,750      122,038               --            --        45,507(4)           --
  Officer


                           ALL OTHER
   NAME AND PRINCIPAL     COMPENSATION
        POSITION             ($)(5)
   ------------------     ------------
JAMES M. RINGLER........    $125,051
  Chairman of the
  Board,................      70,898
  Chief Executive
  Officer...............      94,914
  and President
JOHN M. COSTIGAN........      44,658
  Senior Vice
  President,............      30,708
  General Counsel.......      43,119
  & Secretary
JOSEPH W. DEERING.......      12,930
  Group Vice
  President.............      18,211
  and President, Food...      14,697
  Equipment Group
WILLIAM R. REEB.........      17,978
  Corporate Vice........      21,477
  President and.........      30,381
  President and COO,
  Wilsonart
LAWRENCE B. SKATOFF.....      55,998
  Senior Vice
  President.............      38,082
  and Chief Financial...      54,212
  Officer

---------------

(1) Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the "Code") and amounts deferred under the Supplemental Plan (see footnote 5), as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2) Represents a discretionary award to Mr. Deering in recognition of positive developments during the year which are expected to result in improved performance in future years. In the case of Mr. Reeb, the amount includes a special award of $122,500 in recognition of extraordinary business unit performance for the year.

(3) Represents the market value of restricted shares on the date of grant. The number, vesting schedule and value of restricted stock held at the end of the 1997 fiscal year are as follows:

                                                                                                        VESTING SCHEDULE
                                                              DATE OF      NUMBER OF                   ------------------
                             NAME                              GRANT      SHARES HELD      VALUE       SHARES      DATE
                             ----                             -------     -----------      -----       ------      ----
    Mr. Ringler...........................................    05/20/96      40,000       $1,108,750    40,000    05/20/99
    Mr. Costigan..........................................    05/20/96      10,000          277,188    10,000    05/20/99
    Mr. Deering...........................................    05/20/96      22,000          609,813    22,000    05/20/99
    Mr. Reeb..............................................    05/20/96      16,000          443,500    16,000    05/20/99
    Mr. Skatoff...........................................    05/20/96      10,000          277,188    10,000    05/20/99

    In the event of a Change of Control of the Company, all restricted stock shares become free of all restrictions and become nonforfeitable. Holders of restricted stock receive the same dividends as other common stockholders.

(4) In keeping with the terms of the Company's incentive plans, the exercise price and number of shares of all unexercised option grants included in the table that were outstanding on the date of the spin-off of Tupperware Corporation in 1996 were adjusted by the Compensation and Directors Committee in a manner to maintain the aggregate excess of market value over exercise price immediately prior to the spin-off.

(5) Consists of 1997 Company contributions to the Retirement Savings Plan and amounts credited to the Supplemental Plan (which provides benefits to the Named Officers to which they would have been entitled under the Retirement Savings Plan but for benefit limits imposed by the Code) as follows; Mr. Costigan, $11,938 and $32,720; Mr. Deering, $4,008 and $8,922; Mr. Ringler,
    $11,388 and $113,663; Mr. Reeb, $8,198 and $9,780; and Mr. Skatoff, $11,851
    and $44,147, respectively.

SECURITY OWNERSHIP OF MANAGEMENT

     The table sets forth the number of shares of the Company's common stock beneficially owned by each of the directors, each of the named officers and the directors and all executive officers of the Company as a group on March 9, 1998. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1% of the Company's common stock, except Mr. Ringler who owns 1.07%. Directors and officers as a group own 3.57%.

                                             SHARED          SHARES THAT
                                            OWNERSHIP      MAY BE ACQUIRED                                    TOTAL
                                           OR HELD BY      WITHIN 60 DAYS                   RETIREMENT        SHARES
                               SOLE       OR FOR FAMILY      OF MARCH 9,      RESTRICTED      SAVINGS      BENEFICIALLY
           NAME              OWNERSHIP       MEMBERS           1998(1)          STOCK       PLAN 401(K)       OWNED
           ----              ---------    -------------    ---------------    ----------    -----------    ------------
Harry W. Bowman............     1,000        --                 --               --            --               1,000
John M.Costigan............    37,686        38,964(2)          348,910         10,000            535         436,095
Ruth M. Davis..............     4,077        --                   3,793          --            --               7,870
Joseph W. Deering..........    72,587        --                 --              22,000            185          94,772
Lloyd C. Elam..............     4,141         3,030              10,586          --            --              17,757
W. James Farrell...........     1,244        --                 --               --            --               1,244
Richard S. Friedland.......     1,000        --                 --               --            --               1,000
John B. McKinnon...........    12,800        --                  21,170          --            --              33,970
David R. Parker............     --            7,000              51,510          --            --              58,510
William R. Reeb............    32,539        --                  88,937         20,350         47,239         189,065
James M. Ringler...........    75,000        --                 534,403         40,000         16,425         665,828
Lawrence B. Skatoff........    28,396        --                  91,781         10,000          8,819         138,996
Janice D. Stoney...........     --            2,400              51,510          --            --              53,910
All directors and executive
  officers as a group (19
  including the named
  individuals above).......   309,919        70,231(2)        1,536,038        120,142        179,319       2,215,649(2)

---------------
(1) Includes stock options granted under the Company's management incentive plans and the Director Stock Plan. Also includes estimated shares of common stock that will be paid in lieu of fees under the Director Stock Plan. In keeping with the terms of the Company's incentive plans, the exercise price and number of shares under options outstanding on the date of the Tupperware Corporation spin-off in 1996 were adjusted by the Compensation and Directors Committee in a manner to maintain the aggregate excess of market value over exercise price immediately prior to the spin-off.

(2) Includes 964 shares for which voting and investment power is disclaimed.

STOCK OPTIONS

     The following tables show grants, exercises and fiscal year-end values of stock options for the Named Officers under the Company's 1994 Incentive Plan. The Plan permits the grant of stock appreciation rights in connection with all or any part of an option, but none has been granted.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                         ---------------------------------------------
                                           NUMBER OF       % OF TOTAL                                    GRANT
                                          SECURITIES        OPTIONS                                       DATE
                                          UNDERLYING       GRANTED TO     EXERCISE OR                   PRESENT
                                            OPTIONS       EMPLOYEES IN     BASE PRICE     EXPIRATION     VALUE
                NAME                     GRANTED(#)(1)    FISCAL YEAR      ($/SH)(2)         DATE        ($)(3)
                ----                     -------------    ------------    -----------     ----------    -------
John M. Costigan.....................        18,000           2.25%          $32.25        08-05-07     $179,023
Joseph W. Deering....................        30,000           3.75%           32.25        08-05-07      298,371
William R. Reeb......................        30,000           3.75%           32.25        08-05-07      298,371
James M. Ringler.....................       100,000          12.49%           32.25        08-05-07      994,570
Lawrence B. Skatoff..................        18,000           2.25%           32.25        08-05-07      179,023

---------------
(1) Options become exercisable August 6, 2000. The term of each option is 10 years. In the event of a Change of Control of the Company, all options will become immediately exercisable and the optionee will have the right to receive the difference between the exercise price and the then fair market value of common stock in cash.

(2) Stock options are granted at the average fair market value of the Company's common stock on the date of grant rounded up to the nearest nickel.

(3) The Black-Scholes option pricing model was used assuming a dividend yield of 1.3%, a risk-free interest rate of 6.1%, an expected stock price volatility based on historical experience of 26% and an expected option life based on historical experience of 5.1 years. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           SHARES                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                          ACQUIRED       VALUE        OPTIONS AT FY-END(#)(3)            FY-END($)(2)
                         ON EXERCISE    REALIZED    ---------------------------   ---------------------------
         NAME              (#)(1)        ($)(2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------    --------    -----------   -------------   -----------   -------------
John M. Costigan.......         0      $        0     378,910         95,923      $ 8,550,025    $1,086,509
Joseph W. Deering......    84,385       1,200,889           0        161,266                0     1,776,909
William R. Reeb........         0               0      88,937        119,200        1,495,020     1,200,689
James M. Ringler.......         0               0     534,403        448,460       12,111,706     4,673,494
Lawrence B. Skatoff....         0               0      91,781        103,507        1,540,378     1,204,052

---------------
(1) Upon the exercise of an option, the optionee must pay the exercise price in cash or stock.

(2) Represents the difference between the fair market value of the common stock underlying the option and the exercise price at exercise, or fiscal year-end, respectively.

(3) In keeping with the terms of the Company's incentive plans, the exercise price and number of shares under the options outstanding on the date of the Tupperware Corporation spin-off in 1996 were adjusted by the Compensation and Directors Committee in a manner to maintain the aggregate excess of market value over exercise price immediately prior to the spin-off.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows 1997 long-term incentive awards under the Company's 1994 Incentive Plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                     PERFORMANCE       ESTIMATED FUTURE PAYOUTS
                                                      OR OTHER              UNDER NON-STOCK
                                                    PERIOD UNTIL           PRICE-BASED PLANS
                                                    MATURATION OR   -------------------------------
                       NAME                            PAYOUT       THRESHOLD    TARGET    MAXIMUM
                       ----                         -------------   ---------    ------    -------
John M. Costigan..................................     3 years         $0       $ 63,000   $189,000
Joseph W. Deering.................................     3 years         $0         89,000    267,000
William R. Reeb...................................     3 years         $0         72,500    217,500
James M. Ringler..................................     3 years         $0        219,375    658,125
Lawrence B. Skatoff...............................     3 years         $0         80,500    241,500

     The Named Officers participate in a 3-year Long-Term Incentive Program under the Company's 1994 Incentive Plan. The program provides for an incentive opportunity based on meeting or exceeding financial measures established by the Compensation and Directors Committee. Performance measurements are based on segment profit. Awards may be subject to forfeiture if the participant's employment is terminated. The above estimated future payouts are based on a percentage of current salary which may change between now and time of payout.

     The above table sets forth the incentive opportunity for the three-year cycle of 1997 through 1999. Payment of awards, if any, would occur in 2000 based on actual performance for the three-year period.

PENSION PLANS

PREMARK INTERNATIONAL, INC. BASE RETIREMENT PLAN

     Messrs. Costigan, Reeb, Ringler and Skatoff participate in the Premark International, Inc. Base Retirement Plan (the "Base Plan") which provides an annual benefit of 1% ( 3/4 of 1% in the case of Mr. Reeb) of career pay. Compensation covered by the Base Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Credited years of service for each of the Named Officers are: Mr. Costigan, 27.92; Mr. Reeb, 26.42; Mr. Ringler, 8.0; and Mr. Skatoff, 6.33. Benefits are computed on a straight-life annuity basis and are not subject to any deductions for Social Security or other offset amounts. The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers in the Base Plan are: Mr. Ringler, $209,210; Mr. Costigan, $139,056; Mr. Reeb, $83,067; and Mr. Skatoff, $65,139. The estimates take into account participation in the Base Plan, any predecessor plan formula, and the Supplemental Plan which provides benefits from general assets that would otherwise be payable from the plans but for benefit limits imposed by the Code.

RETIREMENT PLAN FOR SALARIED EMPLOYEES OF PMI FOOD EQUIPMENT GROUP

                                                                  YEARS OF SERVICE
   FINAL                                        ----------------------------------------------------
AVERAGE PAY                                     15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
-----------                                     --------   --------   --------   --------   --------
 $300,000...................................... $ 65,250   $ 87,000   $108,750   $130,500   $152,250
 400,000......................................    87,000    116,000    145,000    174,000    203,000
 450,000......................................    97,875    130,500    163,125    195,750    228,375
 500,000......................................   108,750    145,000    181,250    217,500    253,750
 600,000......................................   130,500    174,000    217,500    261,000    304,500
 700,000......................................   152,250    203,000    253,750    304,500    355,250
 800,000......................................   174,000    232,000    290,000    348,000    406,000

     Mr. Deering participates in the Retirement Plan for Salaried Employees of PMI Food Equipment Group. Compensation covered by the Plan includes salary and annual bonus paid in the calendar year, but does not include any long-term incentive or other cash payments. Mr. Deering is credited with 5.58 years of service. Benefits are computed on a straight-life annuity basis and are subject to a Social Security offset.

CHANGE-OF-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements with all of the Named Officers, which would become effective for a period of three years following a Change of Control.

     If the Company terminates the employment of the person other than for cause or if the person terminates employment within the 30-day period following the one year anniversary of the Change of Control for any reason, or if there occurs at any time one or more significantly unfavorable changes in the terms and conditions of his employment, each person would receive a lump sum equal to (a) three times the sum of (i) annual base salary and (ii) the greater of the most recent awards or the average of the last three years' awards, under the Annual and Long-Term Incentive Plans, plus (b) prorated maximum awards for the current year under the Annual and Long-Term Incentive Plans. The amount of any other severance payments would be subtracted from the amount payable under the employment agreement.

     A Change of Control means (1) the acquisition by any individual, entity or group (other than the Company or fiduciaries holding securities under an employee benefit plan of the Company) of the beneficial ownership of 20% or more of the then outstanding stock of the Company or the combined voting power of the then outstanding voting securities of the Company; or (2) a hostile change in the composition of the board of directors such that the incumbent board ceases to constitute a majority of the board; or (3) the approval by the shareholders of a complete liquidation or dissolution, or the sale or other disposition of all or substantially all of the assets, of the Company, or certain reorganizations, mergers or consolidations of the Company; or (4) certain restructurings in response to a pending or threatened Change of Control.

     If any payment would constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Code, the Company will make the person whole with respect to any additional taxes due. In addition, each person will receive lifetime medical benefits substantially similar to those provided at the time of the Change of Control.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     On March 4, 1998, upon the recommendation of its Audit and Corporate Responsibility Committee, the Board appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 26, 1998, which appointment will be proposed for ratification at the meeting. Representatives of Ernst & Young LLP will be present at the meeting to make statements if they so desire and to respond to questions of shareholders.

     Ernst & Young LLP served as independent auditors of the Company for fiscal year 1997. Services performed by Ernst & Young LLP for the 1997 fiscal year included the annual audit of the consolidated financial statements and consultations in connection with various financial reporting, accounting, tax and other matters.

     On March 6, 1997 the Company, upon the approval of the Audit and Corporate Responsibility Committee of its Board of Directors, dismissed Price Waterhouse LLP as its independent accountants.

     For the Company's fiscal years ended December 28, 1996 and December 30, 1995 the reports of Price Waterhouse LLP on the financial statements did not contain an adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During the two completed fiscal years prior to Price Waterhouse LLP's dismissal and through March 6, 1997 there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the financial statements for such years.

     During the two fiscal years prior to Price Waterhouse LLP's dismissal and through March 6, 1997 the Company did not consult with Ernst & Young LLP on items that (1) were or should have been subject to Statement on Accounting Standards 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K Item 304(a)(2)).

     Approval of the proposal requires the affirmative vote of a majority of the shares voted. In the event the proposal is not approved, the Board will consider the negative vote as a mandate to appoint other independent auditors for the 1998 fiscal year.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

3. OTHER MATTERS

DISCRETIONARY AUTHORITY

     At the time of mailing of this proxy statement, the Board was not aware of any other matters that might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

NOTICE REQUIREMENTS

     The Company's By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be, and be furnished to the Company generally not less than 30 days prior to the annual meeting. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     Any shareholder who desires to propose a candidate for election to the Board should send a letter of recommendation to the attention of the Secretary of the Company containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and the complete business, professional and educational background of the proposed candidate.

     In addition to the foregoing, any shareholder who desires to have a proposal included in the Company's proxy solicitation material relating to the Company's 1999 annual meeting of shareholders should send a signed notice of intent to the Secretary of the Company. This notice, including the text of the proposal, must be received no later than November 25, 1998.

EXPENSES AND METHODS OF SOLICITATION

     The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

     Georgeson & Company Inc. has been retained by the Company to aid in the solicitation of proxies and will be paid $10,000, plus expenses, for its services.

                                    By order of the Board of Directors,

                                    JOHN M. COSTIGAN
                                    JOHN M. COSTIGAN
                                    Secretary

Dated: March 24, 1998

 YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY. RETURN IT
                PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE.

PREMARK
INTERNATIONAL           1717 DEERFIELD ROAD, DEERFIELD IL  60015                                               PROXY
--------------------------------------------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING
ON WEDNESDAY, MAY 6, 1998.

Your shares will be voted as you specify.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy you appoint James M. Ringler, W. James Farrell and David R. Parker, and each of them, with full power of substitution, to vote your shares on the matters shown below and described in the accompanying Proxy
Statement and any other matters which may come before the Annual Meeting and all adjournments.

                                                     Please detach here
-------------------------------------------------------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS INDICATED IN THIS EXAMPLE

                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


1. Election of directors:       (1) Ruth M. Davis (2) Lloyd C. Elam                      [ ]-Vote FOR      [ ] Vote WITHHELD
                                (3) John B. McKinnon                                         all nominees      from all nominees

                                                                                         ___________________________________________
(Instructions: To withhold authority to vote for any indicated nominee,
write the number(s) of the nominee(s) in the box provided to the right.)                 ___________________________________________


2. Ratification of auditors                                                              [ ] For       [ ] Against     [ ] Abstain

3. In their discretion, to vote upon other matters properly coming before the meeting.

Address Change?  Mark Box [ ]   I Plan to Attend the Meeting [ ]
Indicate changes below.






                                                                                           Date __________________________________


                                                                                        ___________________________________________


                                                                                        ___________________________________________
                                                                                        Signature(s) in Box
                                                                                        Please sign exactly as your name(s) appear
                                                                                        hereon. If held in joint tenancy, all
                                                                                        persons must sign. Trustees, administrators,
                                                                                        etc., should include title and authority.
                                                                                        Receipt of the Notice of Meeting, Proxy
                                                                                        Statement dated March 24, 1998 and 1997.
                                                                                        Annual Report to Shareholders is
                                                                                        acknowledged.

PREMARK
INTERNATIONAL           1717 DEERFIELD ROAD, DEERFIELD IL  60015                             VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------------------------------------------
THIS VOTING INSTRUCTION CARD IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON WEDNESDAY,
MAY 6, 1998.

As a participant in a benefit plan sponsored by Premark International, Inc., you have the right to give written instructions to the trustee of the plan as to the voting of the shares of the Corporation's common stock held for your benefit by the plan.

This voting instruction card when properly signed will be voted in the manner you direct. IF NO DIRECTION IS MADE, THIS
VOTING INSTRUCTION CARD WILL BE TAKEN AS AUTHORITY TO VOTE FOR THE ELECTION OF ALL OF THE NOMINEES IN ITEM 1, TO VOTE  FOR ITEM  2,
AND TO VOTE UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.  If this card is not returned or is returned unsigned, the Trustee will vote shares in accordance with the terms of the Master Defined Contribution
Trust.

YOU VOTE IS IMPORTANT.  PLEASE INDICATE YOUR VOTE, SIGN, DATE AND RETURN THE CARD PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.



                                                Please detach here
-------------------------------------------------------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS INDICATED IN THIS EXAMPLE

                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


1. Election of directors:       (1) Ruth M. Davis (2) Lloyd C. Elam                      [ ] Vote FOR      [ ] Vote WITHHELD
                                (3) John B. McKinnon                                         all nominees      from all nominees

                                                                                         ___________________________________________
(Instructions: To withhold authority to vote for any indicated nominee,
write the number(s) of the nominee(s) in the box provided to the right.)                 ___________________________________________


2. Ratification of auditors                                                              [ ] For       [ ] Against     [ ] Abstain

3. In their discretion, to vote upon other matters properly coming before the meeting.







                                                                                        Date __________________________________


                                                                                     ___________________________________________


                                                                                     ___________________________________________
                                                                                     Signature(s) in Box
                                                                                     Please sign exactly as your name(s) appear
                                                                                     hereon. If held in joint tenancy, all
                                                                                     persons must sign. Trustees, administrators,
                                                                                     etc., should include title and authority.
                                                                                     Receipt of the Notice of Meeting, Proxy
                                                                                     Statement dated March 24, 1998 and 1997.
                                                                                     Annual Report to Shareholders is
                                                                                     acknowledged.
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